Exhibit 3.4

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MOVANO INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Movano Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware does hereby certify:

1. The name of the corporation is Movano Inc.

2. The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the Article thereof entitled FIRST in its entirety and replacing said Article with the following:

“FIRST: The name of the corporation (the “Corporation”) is:

Corvex, Inc.”

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. The foregoing amendment shall be effective as of 12:01 a.m., Eastern Time, on March 23, 2026.

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be executed this 19th day of March 2026.

MOVANO INC.

By:	/s/ John Mastrototaro
	Name:	John Mastrototaro
	Title:	Chief Executive Officer